                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        Computer Sciences Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Computer Associates
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[COMPUTER ASSOCIATES LOGO]     PRESS RELEASE

Contact:    Bob Gordon, CA              Doug Robinson, Investor Relations
            (516) 342-2391              (516) 342-2745
            bobg@cai.com                dougr@cai.com

                    COMPUTER ASSOCIATES PROCEEDS WITH OFFER FOR
                                  COMPUTER SCIENCES


ISLANDIA, N.Y., March 2, 1998 - Computer Associates International, Inc. (CA:NYSE) announced today that it is proceeding with its $108 per share all cash offer to acquire Computer Sciences.

"After reviewing CSC's 14D-9 filing today, we see no new information from CSC," stated Charles B. Wang, CA's Chairman and CEO. "CSC's principal justification for rejecting the offer appears to be our willingness to pay more in a promptly negotiated transaction. Under these circumstances, we are bewildered by the intransigence of CSC's management in refusing to meet with us and the lengths to which its Board of Directors has gone to frustrate the rights of CSC shareholders. We are hopeful that the prompt hearing the Nevada Federal District Court scheduled for March 16, 1998 will eliminate the impediments the CSC Board has erected and confirm the shareholders rights to have a say in accepting CA's offer."

COMPUTER ASSOCIATES INTERNATIONAL, INC. (NYSE: CA), WITH HEADQUARTERS IN ISLANDIA, N.Y., IS THE WORLD LEADER IN MISSION-CRITICAL BUSINESS SOFTWARE. THE COMPANY DEVELOPS, LICENSES AND SUPPORTS MORE THAN 500 INTEGRATED PRODUCTS THAT INCLUDE ENTERPRISE COMPUTING AND INFORMATION MANAGEMENT, APPLICATION DEVELOPMENT, MANUFACTURING AND FINANCIAL APPLICATIONS. CA HAS OVER 11,000 PEOPLE IN 160 OFFICES IN 43 COUNTRIES AND HAD REVENUE OF $4.5 BILLION IN CALENDAR YEAR 1997. CA CAN BE REACHED BY VISITING HTTP://WWW.CAI.COM ON THE WORLD WIDE WEB, EMAILING INFO@CAI.COM, OR CALLING 1-516-342-5224.

Computer Associates and the Computer Associates Nominees are participants in the solicitation of consents, proxies and agent designations from Computer Sciences Corporation shareholders. The Computer Associates nominees are Charles
B. Wang, Sanjay Kumar, Russell Artzt, Peter A. Schwartz, Steven M. Woghin, Charles P. McWade, Ira Zar, Michael A. McElroy, David Kaplan, Robert Toth, Richard Chiarello, Lisa Savino, Gary Quinn, Abraham Poznanski and Douglas Robinson. None of the Computer Associates Nominees will receive any additional compensation for their participation in this solicitation.

Computer Associates own, through a wholly owned subsidiary, 170,000 shares of common stock of Computer Sciences Corporation. None of the Computer Associates Nominees owns any shares of Computer Sciences common stock.

Computer Associates has also retained Bear, Stearns & Co. Inc. and its affiliates ("Bear Stearns") to provide certain financial advisory services to Computer Associates. Bear Stearns is acting as Dealer Manager in connection with the Offer and as financial advisor to Computer Associates and CAI Computer Services Corp., a wholly owned subsidiary of Computer Associates, in connection with the proposed acquisition of the Company, but Bear Stearns has not been retained to specifically assist in this solicitation. Computer Associates is obligated to pay to Bear Stearns, if, as more fully described in the engagement letter relating to Bear Stearns' engagement, during the term of the engagement or within 12 months thereafter Computer Associates acquires the Company or more than 50% of its outstanding voting securities, a fee of $5 million and a fee of $1 million (which will be credited against such $5 million fee) if Computer Associates requests Bear Stearns to render a customary fairness opinion. Bear Stearns is also entitled to act as sole lead underwriter, placement agreement and financial advisor in connection with certain debt and equity financings (and certain refinancings) and certain asset sales for a specified period following the acquisition and to receive fees in connection therewith. In addition, Computer Associates has agreed to reimburse Bear Stearns for its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in rendering its services under its engagement agreement with Computer Associates and has agreed to indemnify Bear Stearns against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including certain liabilities under the federal securities laws. Bear Stearns from time to time renders various investment banking services to Computer Associates and its affiliates for which it is paid customary fees.

In connection with Bear Stearns' engagement as financial advisor, Computer Associates anticipates that Michael J. Urfirer, Senior Managing Director of Bear Stearns, Lisa M. Price, Senior Managing Director of Bear Stearns and Barry J. Cohen, Senior Managing Director of Bear Stearns, none of whom will receive additional compensation for such solicitation, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in this solicitation. Bear Stearns will not receive any fee for, or in connection with, such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above. None of the above-named employees of Bear Stearns owns any shares of Computer Sciences Corporation common stock.

                                         ###

[COMPUTER ASSOCIATES LOGO]     PRESS RELEASE


Contact: Bob Gordon, CA                 Doug Robinson, Investor Relations
         (516) 342-2391                 (516) 342-2745
         bobg@cai.com                   dougr@cai.com

              HEARING EXPEDITED ON COMPUTER ASSOCIATES' TAKEOVER OF CSC

                NEVADA COURT SETS MARCH 16 HEARING TO RULE ON LEGALITY
                       OF ANTI-TAKEOVER MEASURES ADOPTED BY CSC

ISLANDIA, N.Y., February 27, 1998--The United States District Court for the District of Nevada late yesterday granted Computer Associates' motion, which was vigorously opposed by Computer Sciences Corporation, for an expedited hearing to declare illegal anti-takeover measures recently adopted by CSC. The ruling stated that, "because a material delay carries the potential of impeding the tender offer, the court concludes that an expedited disposition of the issues is warranted."

Based upon that hearing, scheduled for March 16, the Court will decide CA's claims that amendments to CSC's bylaws strip away the rights of CSC shareholders to remove the board of directors and to consider its $9 billion all-cash offer. The Court will also decide CSC shareholders' rights to remove and replace CSC directors who oppose CA's offer.

Last night, CSC issued a misleading press release headlining one minor issue which has nothing to do with whether the anti-takeover issues are illegal. The CSC press release ignored the main import of the Court's ruling, which was to grant an expedited hearing to address the legality of CSC's recently adopted anti-takeover measures.

In fact, the Court referred all discovery on that ancillary point to a magistrate judge while scheduling an immediate hearing on the legality of the amendments. The Court rejected CSC's request that no hearing take place before mid-June and refused to delay consideration of the legality of CSC's response until CSC took discovery.

Computer Associates is pleased with the Court's decision to hear its claims promptly and is confident that the rights of the CSC shareholders will be restored.

Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, N.Y., is the world leader in mission-critical business software. The company develops, licenses and supports more than 500 integrated products that include enterprise computing and information management, application development, manufacturing and financial applications. CA has over 11,000 people in 160 offices in 43 countries and had revenue of $4.5 billion in calendar year 1997. CA can be reached by visiting http://www.cai.com on the World Wide Web, emailing info@cai.com, or calling 1-516-342-5224.

Computer Associates and the Computer Associates Nominees are participants in the solicitation of consents, proxies and agent designations from Computer Sciences Corporation shareholders. The Computer Associates nominees are Charles B. Wang, Sanjay Kumar, Russell Artzt, Peter A. Schwartz, Steven M. Woghin, Charles P. McWade, Ira Zar, Michael A. McElroy, David Kaplan, Robert Toth, Richard Chiarello, Lisa Savino, Gary Quinn, Abraham Poznanski and Douglas Robinson. None of the Computer Associates Nominees will receive any additional compensation for their participation in this solicitation.

Computer Associates own, through a wholly owned subsidiary, 170,000 shares of common stock of Computer Sciences Corporation. None of the Computer Associates Nominees owns any shares of Computer Sciences common stock.

Computer Associates has also retained Bear, Stearns & Co. Inc. and its affiliates ("Bear Stearns") to provide certain financial advisory services to Computer Associates. Bear Stearns is acting as Dealer Manager in connection with the Offer and as financial advisor to Computer Associates and CAI Computer Services Corp., a wholly owned subsidiary of Computer Associates, in connection with the proposed acquisition of the Company, but Bear Stearns has not been retained to specifically assist in this solicitation. Computer Associates is obligated to pay to Bear Stearns, if, as more fully described in the engagement letter relating to Bear Stearns' engagement, during the term of the engagement or within 12 months thereafter Computer Associates acquires the Company or more than 50% of its outstanding voting securities, a fee of $5 million and a fee of $1 million (which will be credited against such $5 million fee) if Computer Associates requests Bear Stearns to render a customary fairness opinion. Bear Stearns is also entitled to act as sole lead underwriter, placement agreement and financial advisor in connection with certain debt and equity financings (and certain refinancings) and certain asset sales for a specified period following the acquisition and to receive fees in connection therewith. In addition, Computer Associates has agreed to reimburse Bear Stearns for its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in rendering its services under its engagement agreement with Computer Associates and has agreed to indemnify Bear Stearns against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including certain liabilities under the federal securities laws. Bear Stearns from time to time renders various investment banking services to Computer Associates and its affiliates for which it is paid customary fees.

In connection with Bear Stearns' engagement as financial advisor, Computer Associates anticipates that Michael J. Urfirer, Senior Managing Director of Bear Stearns, Lisa M. Price, Senior Managing Director of Bear Stearns and Barry J. Cohen, Senior Managing Director of Bear Stearns, none of whom will receive additional compensation for such solicitation, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in this solicitation. Bear Stearns will not receive any fee for, or in connection with, such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above. None of the above-named employees of Bear Stearns owns any shares of Computer Sciences Corporation common stock.

                                         ###

[COMPUTER ASSOCIATES LOGO]     PRESS RELEASE


Contact: Bob Gordon, CA                 Doug Robinson, Investor Relations
         (516) 342-2391                 (516) 342-2745
         bobg@cai.com                   dougr@cai.com

                CA ACTS TO PREVENT CSC MANAGEMENT'S INTERFERENCE WITH
                                  SHAREHOLDER RIGHTS

ISLANDIA, N.Y., February 25, 1998--In a letter to shareholders of Computer Sciences Corporation, Charles B. Wang, Computer Associates Chairman and CEO, outlined actions CA is taking to prevent CSC's management and directors from interfering with shareholders' rights to accept CA's all-cash $108 per share offer. CA announced that its senior management will meet with CSC and CA stockholders to discuss the offer and the steps CA is taking to complete the offer.

"Last Wednesday, CSC's directors adopted bylaw amendments with the intent of entrenching themselves and disenfranchising you, the owners of CSC," Mr. Wang stated. "They are seeking to make it virtually impossible for shareholders to amend the bylaws or remove a majority of the board. We are committed to giving you, the CSC shareholders, the opportunity to decide whether to accept our offer in a fair referendum at the earliest possible date."

According to Mr. Wang, this action, along with the adoption of lucrative compensation packages for CSC executives, places the interest of CSC management ahead of the interests and rights of its shareholders. "We view the actions of the CSC Board as an unfortunate and extreme reaction to our offer," Mr. Wang said in his letter, posted at http://www.cai.com/csc. "We are confident that these actions will be dismantled by the court."

On Monday, CA amended its complaint against CSC in Federal District Court in Nevada to strike the bylaw amendments.

Yesterday, Mr. Wang stated in a letter to CSC Chairman and CEO Van B. Honeycutt, "We believe that our offer is fair and adequate. Just two months ago, your stock was trading in the low $80s, which then represented an all-time high. In fact, your stock price has increased very slowly over the last two years. Our offer is at a substantial premium to your current and historical prices, and we believe it will prove very attractive to your shareholders. While we still prefer a negotiated transaction, alternatively, we would encourage you and Computer Sciences' Board of Directors to put our unilateral offer to the CSC shareholders without delay." The full text of the letter is also available at http://www.cai.com/csc.

In connection with a lawsuit CSC filed in California State Court on Feb. 23, Mr. Wang stated, "I am surprised that Van let his advisors drag CSC down to this level of mudslinging. Each and every allegation in CSC's complaint is blatantly false, and we will address those claims in court. The important issue here is CA's all-cash offer for $108 per share, and the shareholders' right to decide. We plan to stay focused on combining CSC and CA, and expect CSC management to do the same."

Mr. Wang added, "CA has every right to make an offer to buy CSC. We followed all the rules under the Federal Securities laws, and we resent CSC's allegation that such an offer would expose us to liability."

"Over the last three years, the Standard & Poor's 500 has outperformed CSC stock," Mr. Wang said. "We have offered more than a 30 percent cash premium from CSC's share price at the time we started our discussions with Van. Our offer and commitment should be valued on the merits. CSC's Board has a fiduciary responsibility to allow the shareholders to vote on our proposal."

CA's offer expires March 16, 1998 unless extended. CA is being represented by Bear, Stearns & Co. Inc., Howard Darby & Levin, and MacKenzie Partners, Inc.

CSC has approximately 85 million shares outstanding on a fully diluted basis, and approximately $700 million of indebtedness, giving the transaction a total value of approximately $9.8 billion. Credit Suisse First Boston arranged financing through Bank of America, Chase Manhattan Bank and NationsBank for the CSC acquisition.

COMPUTER ASSOCIATES INTERNATIONAL, INC. (NYSE: CA), WITH HEADQUARTERS IN ISLANDIA, N.Y., IS THE WORLD LEADER IN MISSION-CRITICAL BUSINESS SOFTWARE. THE COMPANY DEVELOPS, LICENSES AND SUPPORTS MORE THAN 500 INTEGRATED PRODUCTS THAT INCLUDE ENTERPRISE COMPUTING AND INFORMATION MANAGEMENT, APPLICATION DEVELOPMENT, MANUFACTURING AND FINANCIAL APPLICATIONS. CA HAS OVER 11,000 PEOPLE IN 160 OFFICES IN 43 COUNTRIES AND HAD REVENUE OF $4.5 BILLION IN CALENDAR YEAR 1997. CA CAN BE REACHED BY VISITING HTTP://WWW.CAI.COM ON THE WORLD WIDE WEB, EMAILING INFO@CAI.COM, OR CALLING 1-516-342-5224.

                                         ###

Computer Associates and the Computer Associates Nominees are participants in the solicitation of consents, proxies and agent designations from Computer Sciences Corporation shareholders. The Computer Associates nominees are Charles B. Wang, Sanjay Kumar, Russell Artzt, Peter A. Schwartz, Steven M. Woghin, Charles P. McWade, Ira Zar, Michael A. McElroy, David Kaplan, Robert Toth, Richard Chiarello, Lisa Savino, Gary Quinn, Abraham Poznanski and Douglas Robinson. None of the Computer Associates Nominees will receive any additional compensation for their participation in this solicitation.

Computer Associates own, through a wholly owned subsidiary, 170,000 shares of common stock of Computer Sciences Corporation. None of the Computer Associates Nominees owns any shares of Computer Sciences common stock.

Computer Associates has also retained Bear, Stearns & Co. Inc. and its affiliates ("Bear Stearns") to provide certain financial advisory services to Computer Associates. Bear Stearns is acting as Dealer Manager in connection with the Offer and as financial advisor to Computer Associates and CAI Computer Services Corp., a wholly owned subsidiary of Computer Associates, in connection with the proposed acquisition of the Company, but Bear Stearns has not been retained to specifically assist in this solicitation. Computer Associates is obligated to pay to Bear Stearns, if, as more fully described in the engagement letter relating to Bear Stearns' engagement, during the term of the engagement or within 12 months thereafter Computer Associates acquires the Company or more than 50% of its outstanding voting securities, a fee of $5 million and a fee of $1 million (which will be credited against such $5 million fee) if Computer Associates requests Bear Stearns to render a customary fairness opinion. Bear Stearns is also entitled to act as sole lead underwriter, placement agreement and financial advisor in connection with certain debt and equity financings (and certain refinancings) and certain asset sales for a specified period following the acquisition and to receive fees in connection therewith. In addition, Computer Associates has agreed to reimburse Bear Stearns for its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in rendering its services under its engagement agreement with Computer Associates and has agreed to indemnify Bear Stearns against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including certain liabilities under the federal securities laws. Bear Stearns from time to time renders various investment banking services to Computer Associates and its affiliates for which it is paid customary fees.


In connection with Bear Stearns' engagement as financial advisor, Computer Associates anticipates that Michael J. Urfirer, Senior Managing Director of Bear Stearns, Lisa M. Price, Senior Managing Director of Bear Stearns and Barry J. Cohen, Senior Managing Director of Bear Stearns, none of whom will receive additional compensation for such solicitation, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders for the purpose of assisting in this solicitation. Bear Stearns will not receive any fee for, or in connection with, such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above. None of the above-named employees of Bear Stearns owns any shares of Computer Sciences Corporation common stock.

                                         ###